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[COLLATERAL THERAPEUTICS LOGO]

Contacts:

Christopher J. Reinhard                   Lora Pike
President and Chief Operating Officer     Manager, Public and Investor Relations
Tel: (858) 794-3420                       Tel: (858) 794-3410
E-mail: www.cjr@collateralthx.com         E-mail: lpike@collateralthx.com
Internet: www.collateralthx.com



             COLLATERAL THERAPEUTICS ADOPTS STOCKHOLDER RIGHTS PLAN

         SAN DIEGO, California - September 20, 2001 - Collateral Therapeutics, Inc. (Nasdaq: CLTX) today announced that its Board of Directors has adopted a Stockholder Rights Plan ("Rights Plan") in which Preferred Stock Purchase Rights will be distributed as a dividend at the rate of one Right for each share of Common Stock held of record as of the close of business on October 1, 2001. The Rights Plan is intended to enable all stockholders to realize the long-term value of their investment in the Company. The plan is designed to guard against partial tender offers and other coercive tactics that might be used in an attempt to gain control of the Company without paying stockholders a fair premium or to otherwise deprive stockholders of their full interest in the long-term value of the Company. The Rights Plan will not prevent a takeover attempt, but should encourage anyone seeking to acquire the Company to negotiate with the Company's Board of Directors prior to attempting a takeover.

         "Our Board believes that Collateral Therapeutics' stock has a significant potential for long-term growth, and we regard the Rights Plan as a sound approach to protecting the interests of our stockholders," said Christopher J. Reinhard, president and chief operating officer of Collateral Therapeutics. "Since our initial public offering in July 1998, we have, together with our development partner Schering AG, Germany, successfully advanced two non-surgical angiogenic gene therapy product candidates in the clinical development process. These clinical trials are being conducted and funded by Schering AG under our ongoing license and royalty agreement. These important clinical advancements, as well as our adoption of the Rights Plan, underscore the significant progress we have made since our IPO and our determination to continue building value for our stockholders."

         Under the terms of the Rights Plan, the Rights would become exercisable on the tenth day following a person or group acquiring 20% or more of Collateral's Common Stock, or announcing a tender or exchange offer for Collateral's Common Stock that would result in the ownership of 20% or more of the Company's Common Stock by one person or group. Each Right will entitle stockholders to buy one one-thousandth of a share of newly created Series A


                                     -more-


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Preferred Stock of the Company at an exercise price of $85.00. The magnitude of the Preferred Stock exercise price, which is designed to reflect the longer-term value of the Company and is subject to adjustment, has certain value-protecting economic implications in the event of a transaction covered by the Rights Plan, as outlined below.

         The intent of the plan is to discourage acquisitions of more than 20% of the Company's Common Stock without negotiations with Collateral's Board of Directors. Under the plan, if a person or group acquires 20% or more of the Company's outstanding Common Stock, or a holder of 20% or more of the Company's Common Stock engages in certain self-dealing transactions or a merger transaction in which the Company is the surviving corporation and its Common Stock remains outstanding, then each Right not owned by such person or certain related parties will entitle its holder to purchase, at the Right's then-current exercise price, units of the Company's Series A Preferred Stock (or, in certain circumstances, Company Common Stock, cash, property or other securities of the Company) having a market value equal to twice the then-current exercise price. In addition, if, after the Rights become exercisable, the Company is acquired in a merger or other business combination transaction, or sells 50% or more of its assets or earnings power, each Right will entitle its holder to purchase, at the Right's then-current price, a number of the acquiring company's common shares having a market value at the time of twice the Right's exercise price.

         At any time on or prior to the close of business on the tenth day following the first date of a public announcement that a person or group has acquired beneficial ownership of 20% or more of the Company's Common Stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors. The dividend distribution will be made on October 1, 2001 to stockholders of record on that date. Until the Rights become exercisable, the Rights will be represented by, and will automatically trade with, the Company's Common Stock certificates.

         The Rights Plan will also be subject to review by a committee of independent directors of Collateral's Board of Directors every three years through 2011, beginning with the third anniversary of the effective date. An initial distribution of Rights is expected to be non-dilutive and non-taxable to stockholders. A complete copy of the Rights Plan is available in the Company's Form 8-K which has been filed with the Securities and Exchange Commission. In addition, Collateral stockholders of record on October 1, 2001, will be mailed a summary of the Rights Plan.

         Collateral Therapeutics, Inc., headquartered in San Diego, is a leader in the discovery and development of innovative non-surgical gene therapy products for the treatment of cardiovascular diseases. Collateral Therapeutics is developing non-surgical cardiovascular gene therapy products focused on: (1) angiogenesis, as a treatment approach for coronary artery disease, peripheral vascular disease and congestive heart failure; (2) myocardial adrenergic signaling, as a treatment for congestive heart failure; and (3) heart muscle regeneration, to improve cardiac function for patients who have suffered a heart attack.

         STATEMENTS IN THIS PRESS RELEASE THAT ARE NOT STRICTLY HISTORICAL MAY BE "FORWARD-LOOKING" STATEMENTS, WHICH INVOLVE RISKS AND UNCERTAINTIES. THE ISSUANCE OF PREFERRED STOCK OR RIGHTS MAY MAKE IT MORE DIFFICULT FOR ANOTHER PARTY TO ACQUIRE US, OR MAY DISCOURAGE ANOTHER PARTY FROM


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ACQUIRING VOTING CONTROL OF US, OR MAY HAVE THE EFFECT OF DELAYING OR PREVENTING
A CHANGE IN OUR CONTROL THAT MAY BE FAVORED BY OTHER STOCKHOLDERS. FURTHER, OUR STOCK PRICE IS SUBJECT TO SIGNIFICANT FLUCTUATIONS DUE TO A VARIETY OF CIRCUMSTANCES AND RISKS INHERENT IN OUR BUSINESS WHICH COULD ADVERSELY AFFECT YOUR INVESTMENT, REGARDLESS OF ANY PROGRAMS WHICH MAY BE IMPLEMENTED BY THE COMPANY. IN ADDITION, THERE CAN BE NO ASSURANCE THAT COLLATERAL THERAPEUTICS, INC. OR ITS PARTNERS WILL BE ABLE TO COMMERCIALLY DEVELOP CARDIOVASCULAR GENE THERAPY PRODUCTS, THAT NECESSARY REGULATORY APPROVALS WILL BE OBTAINED OR THAT ANY CLINICAL TRIALS WILL BE SUCCESSFUL OR THAT THE PROPOSED TREATMENTS WILL
PROVE TO BE SAFE AND/OR EFFECTIVE. THE ACTUAL RESULTS MAY DIFFER FROM THOSE DESCRIBED IN THIS PRESS RELEASE DUE TO RISKS AND UNCERTAINTIES THAT EXIST IN THE COMPANY'S OPERATIONS AND BUSINESS ENVIRONMENT, INCLUDING, WITHOUT LIMITATION,
THE COMPANY'S EARLY STAGE OF PRODUCT DEVELOPMENT AND THE LIMITED EXPERIENCE IN THE DEVELOPMENT OF GENE THERAPIES IN GENERAL, ITS DEPENDENCE UPON PROPRIETARY TECHNOLOGY AND CURRENT COMPETITION, HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICITS, THE COMPANY'S RELIANCE ON COLLABORATIVE RELATIONSHIPS, AND UNCERTAINTIES RELATED TO CLINICAL TRIALS, SAFETY, EFFICACY, THE ABILITY TO
OBTAIN THE APPROPRIATE REGULATORY APPROVALS, PATENT PROTECTION AND MARKET ACCEPTANCE, AS WELL AS OTHER RISKS AND UNCERTAINTIES DETAILED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION IN THE COMPANY'S MOST RECENT PERIODIC REPORTS ON FORM 10-K AND FORM 10-Q AS WELL AS REPORTS ON FORM 8-K AND OTHER REPORTS FILED FROM TIME TO TIME. GIVEN THESE UNCERTAINTIES, PROSPECTIVE INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE
ON SUCH FORWARD-LOOKING STATEMENTS. ALL INFORMATION IN THIS PRESS RELEASE IS AS OF ITS ISSUE DATE. THE COMPANY DISCLAIMS ANY OBLIGATION TO UPDATE SUCH FACTORS
OR TO PUBLICLY ANNOUNCE THE RESULT OF ANY REVISIONS TO ANY OF THE
FORWARD-LOOKING STATEMENTS CONTAINED HEREIN TO REFLECT FUTURE EVENTS OR DEVELOPMENTS.


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EDITOR'S NOTE - Additional information on Collateral Therapeutics is available at its Web site located at www.collateralthx.com and in the Company's filings with the Securities and Exchange Commission. Company news releases are also available through PR Newswire's Company News On-Call Web site. For a menu of available news releases or to retrieve a specific release please go to http://www.prnewswire.com/comp/128401.html.